Exhibit 10.1
AMENDMENT
TO EMPLOYMENT AGREEMENT
BY AND BETWEEN
AMERICAN COMMERICIAL LINES INC. AND JERRY LINZEY
     IN WITNESS WHEREOF, American Commercial Lines Inc., a Delaware corporation (the “Company”) and Jerry R. Linzey (the “Executive”) herein amend that certain Employment Agreement by and between the Company and the Executive dated as of May 9, 2005 (the “Employment Agreement”), effective August 1, 2006 as follows:
1.	Section 2 of the Employment Agreement shall be amended by deleting the first sentence thereof and replacing the first sentence with the following sentence:
The Executive shall serve as Senior Vice President Manufacturing of the Company during the period May 9, 2005 through July 31, 2006 and as Senior Vice President and Chief Operating Officer during the period August 1, 2006 through the remainder of the Term.
2.	Section 3.1 of the Employment Agreement shall be amended by adding the following language: “adjusted on August 1, 2006 to $325,000 per annum and shall be reviewed annually, commencing January 2007” and shall read in its entirety as follows:
3.1 Salary. The Company shall pay to the Executive during the Term a base salary at no less than the rate of $295,000 per annum (the “Base Salary”), in accordance with the customary payroll practices of the Company applicable to senior executives generally. The Base Salary shall be adjusted on August 1, 2006 to $325,000 per annum and shall be reviewed annually, commencing January 2007, and may be increased (but not decreased) to such greater amount as may be approved by the Board (after consideration of the recommendation of the Compensation Committee) and, upon such increase, the increased amount shall thereafter be deemed to be the Base Salary for purposes of this Agreement.
3.	Section 3.2 of the Employment Agreement shall be amended by adding the following language: “in the following manner: (i) for the period of January 1, 2006 through July 31, 2006 a target of 65% of Executive’s salary during such period shall be used to determine his bonus and (ii) for the period of August 1, 2006 through the remainder of the term of the employment agreement a target of 70% of Executive’s salary for such period shall be used to determine his bonus” and shall read in its entirety as follows:
3.2 Bonus. The Compensation Committee shall review Executive’s performance at least annually during each year of the Term and cause the Company to award Executive a cash bonus in the following manner: (i) for the period of January 1, 2006 through July 31, 2006 a target of 65% of Executive’s salary during such period shall be used to determine his bonus and (ii) for the period of August 1, 2006 through the remainder of the term of the employment agreement a target of 70% of Executive’s salary for such period shall be used to determine his bonus, which the Compensation Committee shall reasonably determine as fairly compensating and rewarding Executive for services rendered to the Company and/or as an incentive for continued service to the Company. The amount of Executive’s cash bonus shall be determined upon approval by the Board (after consideration of the recommendation of the Compensation Committee) and shall be dependent upon, among other things, the achievement of certain performance targets mutually agreed by the Executive and the Board (after consideration of the recommendation of the Compensation Committee).

4.	In all other respects, the Employment Agreement shall remain in full force and effect.

AMERICAN COMMERCIAL LINES INC.
/s/ Mark R. Holden
By:	Mark R. Holden
Its:	Chief Executive Officer

EXECUTIVE
/s/ Jerry R. Linzey
By:	Jerry R. Linzey